EXHIBIT 10.33




         This Employment Agreement (this "AGREEMENT") is entered into effective as of the 7th day of August, 2006 (the "EFFECTIVE DATE"), by and between Performance Health Technologies, Inc., a Delaware corporation ("COMPANY"), and Robert Prunetti ("EXECUTIVE").

         WHEREAS, Company is engaged in the business of designing, developing, manufacturing, and marketing health care rehabilitation products; and

         WHEREAS, Company desires to retain the services of Executive in a capacity appropriate to his knowledge and experience and Employee desires to provide his services as provided in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

         1. EMPLOYMENT. Company agrees to employ Executive and Executive agrees to accept employment with Company subject to the conditions herein.

         2. TERM. The term of this Agreement shall commence on the Effective Date and shall continue until termination in accordance with Section 5. The term of this Agreement is referred to herein as the "EMPLOYMENT TERM."

         3. DUTIES AND RESPONSIBILITIES.

                  (a) TITLE. Subject to the power of the Board of Directors of Company to elect and remove officers, Executive shall serve Company as Chief Executive Officer and President The supervisory and management services and functions relating to such position or otherwise reasonably incident to such position may be designated from time to time by the Board of Directors; provided, however, that all such services and functions shall be reasonable and within Executive's area of expertise.

                  (b) SCHEDULE. Executive shall, during the Employment Term, devote such of his time, attention, energies and business efforts to his duties as an executive of Company as are reasonably necessary to carry out such duties. Executive shall not, during the Employment Term, engage in any other business activity (regardless of whether such business activity is pursued for gain, profit, or other pecuniary advantage) if such business activity would materially impair Executive's ability to carry out his duties hereunder, unless the Board of Directors approves such activities.

         4. COMPENSATION AND BENEFITS. As compensation for his services under the terms of this Agreement:

                  (a) BASE SALARY. Retroactive to March 1st, 2006, Executive shall be paid an annual salary of not less than $162,000, payable in accordance with the standard payroll policies of Company. Such annual salary is herein referred to as the "BASE SALARY." The Base Salary shall be reviewed annually by the Board of Directors and may be subject to increase or decrease (but not below $162,000).


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                  (b) BENEFITS. Executive shall be entitled to receive any and all current or future benefits resulting from such group life, sickness, accident, health, and disability insurance programs that are provided from time to time to Company's employees generally or as are otherwise approved from time to time by the Board of Directors of Company. Nothing in this Agreement shall be deemed to obligate Company to provide any such benefits or to prevent Company from increasing or decreasing any such benefits in any manner approved from time to time by the Board of Directors of Company.

                  (c) VACATIONS. Executive shall be entitled to such vacation, holidays, and other paid or unpaid leaves of absence as are consistent with the normal policies of Company or as are otherwise approved by the Board of Directors.

                  (d) CAR ALLOWANCE. Executive shall receive a car allowance as part of compensation in the amount of $500. per month.

         5.       TERMINATION OF EMPLOYMENT.

                  (a) FOR DUE CAUSE. Nothing herein shall prevent Company from terminating Executive, without prior notice, for Due Cause, in which event Executive shall be entitled to receive his Base Salary until the date of termination and all compensation and benefits described in this Agreement shall then cease. The term "DUE CAUSE" shall mean:

                           (i) Executive has committed a material breach of this
Agreement, a misappropriation of funds, or other willful serious act against Company or any of its Affiliates (as hereinafter defined) intending to enrich himself at the expense of Company or any of its Affiliates or has been convicted of a felony,

                           (ii) Executive has engaged in conduct that has caused
demonstrable and serious injury, monetary or otherwise, to Company or any of its Affiliates as evidenced by a binding and final judgment, order, or decree of a court or administrative agency of competent jurisdiction in effect after exhaustion of all rights of appeal of the action, suit, or proceeding, whether civil, criminal, administrative, or investigative,

                           (iii) Executive, in carrying out his duties
hereunder, has been guilty of willful gross neglect or willful gross misconduct, resulting in either case in material harm to Company or any of its Affiliates, or

                           (iv) Executive has refused to carry out his duties in
gross dereliction of duty, and after receiving notice to such effect from the Board of Directors, Executive fails to cure the existing problem within 30 days.

For purposes of this Agreement, "AFFILIATE" shall mean any individual or any corporation, partnership, association, limited liability company, or other entity that directly or indirectly through one or more intermediary's controls, or is controlled by, or is under common control with Company.


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

                  (b) UPON DEATH. In the event of the death of Executive, this Agreement shall terminate on the date of death and the estate of Executive shall be entitled to receive his Base Salary to the date of death and all compensation and benefits described in this Agreement shall then cease.

                  (c) UPON DISABILITY. In the event Executive suffers a "Disability" (as hereinafter defined), this Agreement shall terminate on "the date on which the Disability occurs" (as hereinafter defined) and Executive shall be entitled to his Base Salary to the date on which the Disability occurs and all compensation and benefits described in this Agreement shall then cease. For purposes of this Agreement, "DISABILITY" shall mean the inability or incapacity of Executive for three months to perform the duties and responsibilities related to the job or position with Company under this Agreement and "THE DATE ON WHICH THE DISABILITY OCCURS" shall mean the first day following such three-month period. Such inability or incapacity shall be documented to the reasonable satisfaction of the Board of Directors by appropriate correspondence from registered physicians reasonably satisfactory to the Board of Directors.

                  (d) VOLUNTARY TERMINATION. Executive may voluntarily terminate his employment under this Agreement at any time by providing at least ninety
(90) days' prior written notice to Company. In such event, Executive shall be entitled to receive his Base Salary until the date his employment terminates and all compensation and benefits described in this Agreement shall then cease.

                  (e) WITHOUT DUE CAUSE. Anything in this Agreement to the contrary notwithstanding, this Agreement and Executive's employment hereunder may be terminated by Company without Due Cause by providing Executive with written notice of such termination. In such event, Executive shall be entitled to receive his Base Salary and all other benefits described in this Agreement until the end of the Employment Term in effect immediately before the termination under this Section 5(e).

         6. ACKNOWLEDGEMENTS BY EXECUTIVE. Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, and intellectual character; (b) Company's business is national in scope and its services are marketed throughout the United States; and (c) Company competes with other businesses that are or could be located in any part of the United States. Executive further acknowledges and agrees the terms of Sections 7, 8, and 9 are fair and reasonable and shall survive and continue according to their terms notwithstanding the expiration, termination, or cancellation of this Agreement or the exercise of the Conversion Option by Company.

         7.       NON-COMPETE AND NON-SOLICITATION COVENANTS OF EXECUTIVE.

                  (a) COVENANTS. During the Employment Term and during the Post-Employment Period (defined below), Executive covenants that he will not, directly or indirectly:


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                  Engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Executive's name or any similar name to, lend Executive's credit to, or render services or advice to, any business whose products, services, or activities compete in whole or in part with the products, services, or activities of Company anywhere within the Applicable Geographic Area (as hereinafter defined); provided, however, that Executive may purchase or otherwise acquire less than five percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under
                  Section 12(g) of the Securities Exchange Act of 1934;

                  (b) POST-EMPLOYMENT PERIOD. For purposes of this Section 7, the term "POST-EMPLOYMENT PERIOD" means the period that ends one year after the end of the Employment Term

                  (c) APPLICABLE GEOGRAPHIC AREA. For purposes of this Section 7, the term "APPLICABLE GEOGRAPHIC AREA" means the United States.

                  (d) REFORMATION. If any covenant in this Section 7 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Executive.

                  (e) FUTURE EMPLOYMENT. Executive will, while the covenant under this Section 7 is in effect, give notice to Company, within ten days after accepting any future employment or engagement (as an employee, consultant, independent contractor, or otherwise), of the identity of Executive's previous employer. Company may notify such employer that Executive is bound by this Agreement and, at Company's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

         8. PROPERTY RIGHTS. Executive agrees promptly to disclose to Company any and all ideas, concepts, discoveries, inventions, developments, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, and know-how that are conceived, devised, invented, developed, or reduced to practice or tangible medium by Executive, under Executive's direction, or jointly with others during any period that Executive is employed or engaged by Company (whether or not during normal working hours or on the premises of Company) which relate, directly or indirectly, to the business of Company and arise out of Executive's employment with Company (hereinafter "PROPERTY AND RIGHTS"). Executive hereby assigns (and agrees to assign in the future) to Company all of his right, title, and interest to the Property and Rights and any and all related patent rights, copyrights, and applications and registrations thereof. During and after his employment, Executive shall cooperate with Company, at Company's expense, in obtaining proprietary protection for the Property and Rights and Executive shall execute all documents that Company shall reasonably request in order to perfect Company's rights in the Property and Rights. Executive hereby appoints Company his attorney to execute and deliver any such documents on his behalf in the event Executive should fail or refuse to do so within a reasonable period following Company's request, such appointment to be deemed coupled with an interest. Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which limits the assignability to Company of certain employee inventions, this Agreement shall be interpreted not to apply to any such invention which a court rules or Company agrees is subject to such state limitation.


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         9. CONFIDENTIALITY. Executive understands that Company continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships, and financial affairs (the "CONFIDENTIAL INFORMATION") which may become known to Executive in connection with his employment. Executive acknowledges that all Confidential Information, whether or not in writing and whether or not labeled or identified as confidential or proprietary, is and shall remain the exclusive property of Company or the third party providing such information to Company. By way of illustration, but not limitation, Confidential Information may include Property and Rights, trade secrets, technical information, know-how, research and development activities of Company, product and marketing plans, customer and supplier information, and information disclosed to Company or Executive by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data, and other documents and records of Company. Executive agrees that Executive shall not, during the Employment Term and thereafter, publish, disclose, or otherwise make available to any third party, other than employees of Company with a need to know, any Confidential Information except as expressly authorized in writing by Company. Executive agrees that Executive shall use such Confidential Information only in the performance of his duties for Company and in accordance with any Company policies with respect to the protection of Confidential Information. Executive agrees not to use such Confidential Information for his own benefit or for the benefit of any other person or business entity. Executive agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in his possession and not to remove any materials containing Confidential Information from Company's premises except to the extent necessary to his employment. Upon the termination of his employment, or at any time upon Company's request, Executive shall return immediately to Company any and all materials containing any Confidential Information then in his possession or under his control. Confidential Information shall not include information which (a) is or becomes generally known within Company's industry through no fault of Executive; (b) is lawfully and in good faith made available to Executive by a third party who did not derive it from Company and who imposes no obligation of confidence on Executive; or (c) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to Company.


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         10. INJUNCTIVE RELIEF AND ADDITIONAL REMEDY. Executive acknowledges that the injury that would be suffered by Company as a result of a breach of the provisions of this Agreement (including any provisions of Sections 7, 8, and 9) would be irreparable and that an award of monetary damages to Company for such a breach would be an inadequate remedy. Consequently, Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. and Company will not be obligated to post bond or other security in seeking such relief. Without limiting Company's rights under this Section 10 or any other remedies of Company and notwithstanding any other provisions of this Agreement, if Executive breaches any of the provisions of Sections 7, 8, or 9, Company will have the right to cease making any payments otherwise due to Executive under this Agreement.

         11. PRESERVATION OF BUSINESS AND FIDUCIARY RESPONSIBILITY. Executive shall use his best efforts to preserve the business and organization of Company, to keep available to Company the services of present employees, and to preserve the business relations of Company with suppliers, distributors, customers, and others. Executive shall not commit any act, or in any way assist others to commit any act, that would injure Company or its Affiliates. So long as Company employs Executive, Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and position.

         12. MISCELLANEOUS.

                  (a) NOTICES. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows:

TO COMPANY:                                   TO EXECUTIVE:
Performance Health Technologies, Inc.         Robert Prunetti
To the attention of Roger G. Harrison         427 River View Plaza
Board Chairman,                               Trenton, NJ  08611
531, Ferncastle Drive,
Downingtown, PA 19335                         -----------------------
                                              -----------------------

WITH A COPY TO:
Thomas P. Gallagher
Gallagher, Briody and Butler
155 Village Blvd.
Princeton, NJ  08540

                  (b) GOVERNING LAW. The execution, validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                  (c) HEADINGS. The headings of this Agreement are not part of the provisions hereof and shall have no force or effect.


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                  (d) ENTIRE AGREEMENT AND AMENDMENTS. This Agreement contains the entire agreement of Executive and Company relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between Executive and Company with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                  (e) SEVERABILITY. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any court of competent jurisdiction, Executive and Company shall either meet and negotiate substitute provisions or promptly request the court to substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

                  (f) EFFECT AND ASSIGNMENT OF AGREEMENT. This Agreement shall be binding upon Executive and his heirs, executors, administrators, legal representatives, and assigns and upon Company and its respective successors and assigns. No assignment of this Agreement or of any of the rights or obligations hereunder by any party hereto shall be valid without the written consent of the other party. Provided, however, Company may assign this Agreement without the consent of Executive as part of the sale, lease, license, or similar transaction of, or involving, all or substantially all of Company's assets, products, or technology.


         IN WITNESS WHEREOF, Executive and Company have executed this Agreement on the date first above written.

"Company"                                 "Executive"
Performance Health Technologies, Inc.


By:
       --------------------------         --------------------------------------
Title:                                    Robert Prunetti
       --------------------------


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APPENDIX: EXECUTIVE INCENTIVE PROGRAM

                         PERFORMANCE HEALTH TECHNOLOGIES

                             CHIEF EXECUTIVE OFFICER
                           INCENTIVE PROGRAM AGREEMENT

         THIS AGREEMENT, made and entered into effective August 7th, 2006 (the Effective Date), as set forth in this Agreement by and between Performance Health Technologies a Delaware corporation, (the "COMPANY"), and CEO (the "OFFICER")

         WITNESSETH:

         WHEREAS, the Company desires to employ the Officer in the capacity as set forth in the Employment Agreement dated as of August 7th, 2006; and

         WHEREAS, the Officer is willing to accept employment on the terms and conditions as set forth in that Agreement.

         NOW, THEREFORE, IN CONSIDERATION of the premises and of the mutual promises and covenants contained therein, the Company and the Officer hereby agree as follows to a Compensation and Benefits program for the Officer as set forth herein:

         1. COMPENSATION.

                  (a) BASE SALARY. During the period from March 1st, 2006, until December 31st, 2006, the Officer will be paid according to the agreed Salary (the "BASE SALARY"), as defined in the Employment Agreement, payable in accordance with the Company's normal payroll practices. From the beginning of the following calendar year, that is 2007, the Officer's Base Salary will be $175,000 per year. In subsequent years the Officer's Base Salary shall be reviewed annually by the Compensation Committee of the Board ("COMPENSATION COMMITTEE") and may be adjusted annually by the Compensation Committee, with Board approval, based upon the performance of the Officer and the Company.

                  (b) BONUS. For each calendar year in which the Company employs the Officer, the Officer shall be eligible to receive a target annual bonus of at least 30% with a maximum of 45% of his Base Salary for the calendar year, the exact amount to be established by the Compensation Committee (the "ANNUAL BONUS"). The Annual Bonus shall be payable based upon achieving business objectives to be determined by the Compensation Committee in its sole discretion after consultation with the Officer. The business objectives shall be made available to the Officer in writing before the beginning of each calendar year; provided, however, that the business objectives for 2007 shall be provided to and agreed with the Officer before the end of 2006. Any Annual Bonus earned by the Officer shall be paid within 30 days following the completion an audit of the Company's finances for the year for which an Annual Bonus is earned.


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                  (c) RESTRICTED STOCK. On August 7th, 2006, the Officer shall be issued 200,000 shares of Common Stock, $.01 par value ("STOCK") as restricted stock. The Officer shall become vested in such restricted stock on March 1st, 2007, but only if the Officer is still employed as the Chief Executive Officer of the Company as of such date. On March 1st, 2007, the Officer shall be issued an additional 200,000 shares of Stock in which the Officer shall be 100% vested on issuance.
                  (d) STOCK OPTIONS. On August 7th, 2006, the Officer shall be granted an option to purchase 600,000 shares of Stock at an option exercise price of $0.25 per share (the "OPTION") and such Option shall have a term of no less than five years. The Option shall vest 50% of the grant on March 1st, 2007, 25% on September 1st, 2007, and the balance vesting on March 1st, 2008, but only if the Officer is still employed as the Chief Executive Officer of the Company as of an applicable vesting date. Such Option shall be an incentive stock option to the extent that it so qualifies and a nonqualified stock option to the extent that it cannot so qualify.

                  (e) ADDITIONAL STOCK OPTIONS (i) Subject to the Officer's being in the employ of the Company as its Chief Executive Officer at the time of the applicable event listed in this Section 1(e), the Company shall grant to the Executive the right to purchase the following number of shares of Stock, at a price equal to the fair value of such Stock on the date of grant as determined by the Board, on the following events, said shares to be 100% vested on issuance:

----------------------------------------------- --------------------------------
           Trigger Event                             No. of Shares
----------------------------------------------- --------------------------------
----------------------------------------------- --------------------------------
1. On attainment of a Public Listing of the         250,000 shares
Company's stock
----------------------------------------------- --------------------------------
----------------------------------------------- --------------------------------
2. On attainment of revenues (as determined         250,000 shares
under generally accepted accounting principles consistently applied, said determination to be made by the certified public accountants who audit the books of the Company for the year) in excess of $1 million for the Company's fiscal year, excluding extraordinary items

----------------------------------------------- --------------------------------


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----------------------------------------------- --------------------------------
3. On the first to occur of (a) attainment of       150,000 shares
profitability of the Company for four
consecutive calendar quarters, or (b) revenue in excess of $5 million for the Company's fiscal year, excluding extraordinary items, in either case said determination to be made by the certified public accountants who audit the books of the Company for the year; profitability shall mean an excess of revenue over expenses determined under generally accepted accounting principles consistently applied without regard to extraordinary items

----------------------------------------------- --------------------------------

         (f) ADDITIONAL BONUS PROVISION. In the event that the Company obtains additional financing to support its longer term business and strategic plan, during the calendar year 2006, from March 1st, 2006, the Officer will be entitled to a performance bonus of 2.5% of the funds raised as a cash bonus. Bonuses for future years will be discussed and proposed by the compensation committee and shared with the Executive prior to the end of the first month of each new calendar year.

         (g) OTHER EQUITY GRANT PROVISIONS.

                  (i) Any Stock issued under this Agreement will be subject to the terms of any plan under which it is granted and any restricted stock will also be subject to the terms of the restricted stock agreement to be executed by the Officer and the Company. Any option will be subject to the terms of any plan under which it is granted and the option agreement to be executed by the Officer and the Company.

                  (ii) Upon the making of a restricted share grant, Company shall issue a certificate in the name of Officer representing the shares of Stock subject to the grant. All such certificates shall bear a legend indicating that they are subject to the terms of this Agreement. Upon issuance of each such certificate, the Officer shall immediately execute a stock power or other instrument of transfer, appropriately endorsed in blank, to be held with the certificates by Company pursuant to the terms of this Agreement.


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                  (iii) Stock issued as a restricted share grant may not be
sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of until it is vested in accordance with this Agreement. Except as expressly provided in this Agreement all Stock covered by restricted share grants that have not yet vested as provided in the immediately preceding sentence shall be deemed immediately forfeited by the Officer upon any termination of the Officer's employment pursuant to the Employment Agreement. Except as expressly provided in the Employment Agreement all unvested options shall be deemed immediately forfeited by the Officer upon any termination of the Officer's employment.

                  (iv) The Officer shall be entitled to receive dividends paid on, and shall have the right to vote, Stock issued pursuant to restricted share grants made hereunder but which have not vested or been forfeited.

                  (v) The Officer shall also be entitled to participate in any other grants determined by the Board or Compensation Committee, which grants shall be subject to the terms of any plan under which they are granted and the option agreement to be executed by the Officer and the Company. (vii) The Board shall be entitled to withhold the issuance of shares, including unrestricted shares otherwise payable under this Agreement unless and until the Officer has paid or provided for payment of any federal, state or local income or other tax withholding as the Company determines.

         (h) WITHHOLDING. The Company shall be entitled to withhold from the Officer's compensation, or otherwise provide for, all federal, state or local income or other taxes which the Company determines are required to be withheld on amounts payable to the Officer pursuant to this Agreement or otherwise.


         IN WITNESS WHEREOF, Executive and Company have executed this Agreement on the date first above written.

"Company"                                      "Executive"
Performance Health Technologies, Inc.


By:
   ---------------------------------------     ---------------------------------
Title:                                         Robert Prunetti
       -----------------------------------








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